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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K


                               CURRENT REPORT


                        Pursuant to section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                              December 16, 1999
              ------------------------------------------------
              Date of Report (Date of Earliest Event Reported)


                      SEAHAWK DEEP OCEAN TECHNOLOGY, INC.
            ----------------------------------------------------
            Exact Name Of Registrant as Specified in its Charter


         COLORADO                0-18239                 84-1087879
---------------------------   ---------------       -------------------
State or Other Jurisdiction   Commission File       IRS Employer Ident-
     Of Incorporation            Number               ification Number


            5102 SOUTH WESTSHORE BOULEVARD, TAMPA, FLORIDA 33611
         ----------------------------------------------------------
         Address of Principal Executive Offices, Including Zip Code


                               (813) 832-4040
             --------------------------------------------------
             Registrant's Telephone Number, Including Area Code


                                     N/A
         -----------------------------------------------------------
         Former Name or Former Address, if Changed Since Last Report















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ITEM 5. OTHER EVENTS

      On March 23, 1999 the Registrant agreed to sell 36 million of the company's series 2 preferred shares to Drexel Aqua Technologies, Inc., (Drexel) a privately held Delaware corporation, for a consideration of $500,000. Under the terms of the purchase agreement, Drexel agreed to pay to Seahawk a minimum of $50,000 each month for a period of ten months with Seahawk issuing the shares to Drexel on a pro-rata basis. The agreement also provided for Drexel to appoint two directors to the board of Seahawk on payment of the first installment; a third director on payment of the second installment; and a fourth director on payment of the final installment.

     On June 8,1999 Drexel nominated and Seahawk appointed Mr. Dennis Parisi, President and CEO of Drexel to their board of directors.

     On June 23, 1999 and the subsequent due dates, Drexel failed to pay the minimum installments of $50,000.

     On August 26, 1999 Seahawk issued a final notice to Drexel demanding full payment of the arrears on or before September 3, 1999.

     On October 8, 1999 the board of directors of Seahawk met with representatives of Drexel and agreed to extend the due date for the payment of arrears to October 22,1999. On October 14, 1999 and November 9, 1999 Drexel made payments to Seahawk of $15,000 and $5,000 respectively.

     On December 14, 1999 Drexel made a further payment of $10,000 and agreed to make a payment of $20,000 on or before January 15, 2000 in return for an extension of time to complete the purchase of series 2 preferred shares in Seahawk to February 10, 1999. At that date the balance due from Drexel to Seahawk will be $247,726. Drexel shall continue to receive series 2 preferred shares on a pro-rata basis for the money paid to date.

     On February 22, 1999 Seahawk agreed with (Remarc International, Inc., a wholly owned subsidiary of) Odyssey Marine Exploration, Inc. (Odyssey) to provide certain management services to Pesqamar Pesquisas Arqueologicas Maritimas S.A. (Pesqamar). Seahawk then negotiated the termination of the consortium of Conpas and the issue of a permit in Pesqamar's favor to search for shipwreck off the coast of Brazil. Seahawk is a joint venture partner with Odyssey in Pesqamar. Pesqamar was a member of the consortium of Conpas. Under the terms of the joint venture agreement, Odyssey is responsible for the payment of fees and expenses on behalf of Pesqamar.

     On March 29, 1999 Seahawk invoiced Odyssey in the amount of 45,404.86 for the management services. Odyssey immediately paid $304,86 and agreed to pay the remainder at the time a search permit was issued.

     On April 17, 1999 the termination of Conpas was agreed and on July 19, 1999 a new search permit was issued to Pesqamar. Seahawk has made repeated demands of Odyssey for the outstanding $5,100 but Odyssey has failed to make further payments to Seahawk.






                                      2
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     On June 16, 1999 Seahawk entered into an agreement with Odyssey to provide its vessel, R/V Seahawk and certain marine survey services in the Mediterranean Sea with payments to be made weekly in advance. On July 21, 1999 Odyssey failed to make the weekly payment as provided for in the agreement. On July 23, 1999 Seahawk agreed to continue providing the services in order that Odyssey could complete its program of operations with payment to be made on completion. On July 27, 1999 the work was completed. On July 28, 1999 Seahawk agreed to a discount of $5,700 for immediate payment and invoiced Odyssey in the amount of $32,600. Seahawk has made repeated demands to Odyssey for the $32,600 but Odyssey has failed to make payment to Seahawk.

     As a consequence of the non-payment by Odyssey, Seahawk has been unable to meet certain debts it incurred in the execution of the marine operations in the Mediterranean and was unable to pay the renewal charges for a first preferred ships mortgage to First Capital Services, Inc., the vessel's mortgagee.

     On December 1, 1999 certain crew members of the R/V Seahawk filed for the arrest of the vessel with the Supreme Court of Gibraltar against debts for past due wages, totaling $37,378.70.

     On December 2, 1999 First Capital Services, Inc. submitted a demand to Seahawk for the repayment of a Promissory Note secured by the first preferred ships mortgage in the amount of $164,476.27.

     On December 13, 1999 the Supreme Court of Gibraltar ordered that the R/V Seahawk be appraised for sale on December 22, 1999.

     On December 15, 1999 John P. Balch submitted his resignation to the Board of Directors of Seahawk from the executive posts of Company Secretary and Chief Operating Officer, effective December 31, 1999. Mr. Balch will remain a director of Seahawk. John T. Lawrence will assume the position of Company Secretary.

     The Board of Directors will proceed with the sale of series 2 preferred shares to Drexel subject to Seahawk receiving the $20,000 on January 15, 1999. In the event Drexel is unable to make this payment by the due date, the Board of Directors will attempt to raise new finance for Seahawk by issuance of its preferred stock to a new investor. However, there can be no assurance that a suitable investor will be forthcoming, and since the Registrant is currently out of funds, its future will be uncertain if Drexel does not complete its contracted purchase of the preferred stock.


                               SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this Report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: December 16, 1999        SEAHAWK DEEP OCEAN TECHNOLOGY, INC.


                                By:/s/ John T. Lawrence
                                   John T. Lawrence, President